                                                                    EXHIBIT 4.16

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 11th day of July, 2002, is by and among Elite Logistics, Inc., an Idaho corporation; Elite Logistics Services, Inc., a Texas corporation (collectively, the "Company", whether one or both), with offices at 1201 North Avenue H., Freeport, Texas 77541; and Matthew Hutchins, Sr., an individual and a resident of the State of Texas, with an address at 1641 Glen Springs Drive, Plano, Texas 75093 (the "Executive").

                                   WITNESSETH:

         WHEREAS, in recognition of the valuable nature of Executive's management, operational, and strategic business development capabilities to the business of Company, Company desires to enter into this Agreement with Executive to be effective as of the date above first written (the "Effective Date"); and

         WHEREAS, Executive desires to enter into this Agreement with Company and to be employed by Company in the capacity, for the period, and on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants, agreements and conditions contained herein, the parties hereto intending to be legally bound do hereby covenant and agree as follows:

         1.       Employment.

                  (a) Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as Chairman, and immediately upon his resignation as President & CEO of T-Speed Broadband Communications, Inc., as Chief Executive Officer of Elite Logistics, Inc. ("ELOG"), and its wholly-owned subsidiary, Elite Logistics Services, Inc., and, subject to the direction of the Board of Directors of Company, to perform such duties, functions and responsibilities commensurate with and appropriate to such positions, and as the same may be from time to time set forth in the By-laws of Company or otherwise delegated to Executive by the Board of Directors of Company or their designates. As of the Effective Date of this Agreement, said duties, responsibilities and functions of Executive are set forth in Schedule A attached hereto and incorporated herein by reference for all purposes.

                  (b) Executive shall receive from Company the necessary power and authority to carry out and discharge all such duties, functions and responsibilities.

                  (c) Executive shall be an employee of the Company and shall devote his commercially reasonable efforts to the performance, discharge and fulfillment of all such duties, functions and responsibilities; provided, however, that Executive may work on behalf of, or render services to, entities that do not compete with the current operations of the Company during the term of this Agreement.

                  (d) Executive will perform his services in the State of Texas, or at such other location as may be mutually agreed upon by the Board of Directors of Company and Executive.

         2.       Term of Employment.

                  (a) Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the Effective Date and shall continue through July 11, 2004; provided, however, that beginning on July 11, 2003 and on July 11th each year thereafter (each such July 11th being referred to as a "Renewal Date"), the term of this Agreement shall automatically be extended for an additional one year so that on each Renewal Date the then remaining, unexpired term of this Agreement shall be two years, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to any such Renewal Date.

                  (b) This Agreement shall terminate prior to the expiration of the initial term or any renewal term of this Agreement upon the earliest to occur of the following:

                           (i) the death or permanent disability (as defined in
                  Company's permanent disability insurance program, if any, then in effect covering Executive or if no permanent disability program is then in effect, in the opinion of the Executive exercised in good faith) of Executive; provided, however, that the Company shall remain responsible for and shall satisfy its obligations under its life and permanent disability insurance programs then in effect covering Executive as are referred to in Schedule B attached hereto and incorporated herein by reference for all purposes; and further provided, however, that in addition to Company's obligations to Executive under its life and permanent disability insurance programs then in effect covering Executive, the Company shall pay (a) to any beneficiary or beneficiaries designated by the Executive or, if none, (b) to his estate or other legal representative in the event of Executive's death a pro rata portion of the Annual Base Salary to the last day of the month in which his death occurs and, in lieu of the maximum bonus provided for in Subsection 3(c), an amount equal to a pro rata portion (based on the number of months or portions thereof elapsed to the date of the Executive's death) of the Annual Incentive Bonus paid or anticipated to be payable to the Executive in respect of the then current year of Executive's employment hereunder;

                           (ii) as permitted by Section 6 hereof by Executive
                  for "Good Reason" (as hereinafter defined) pursuant to Section 6;

                           (iii) as permitted by Section 7 hereof by Executive
                  upon a "Change of Control of the Company" (as hereinafter defined pursuant to Section 7; or

                           (iv) as permitted by Section 7 hereof, by Company for
                  "Cause" (as hereinafter defined) pursuant to Section 7.

         Sections 6, 7, 8, 11 and 12 shall survive the termination of this Agreement.

         3.       Compensation.

                  (a) In consideration for all of the services to be rendered by Executive to the Company, the Company shall pay Executive an initial annual base salary of (i) One Hundred Thousand Dollars ($100,000.00) until the date that he resigns as President & CEO of T-Speed Broadband Communications, Inc (the "T-Speed Resignation Date"); and (ii) One Hundred Forty-four Thousand Dollars ($144,000.00) from the T-Speed Resignation Date until the date that the Company has received additional capital after the Effective Date in an amount equal to $1,000.000.00 (the "Minimum Capital Benchmark Date"), at which time the annual base salary will automatically increase to Two Hundred Fifty Thousand Dollars ($250,000.00), subject to such annual increases as approved by the Board of Directors or any authorized committee thereof (the "Compensation Committee"), but no less than the increase in the U.S. government's Consumer Price Index, all markets, for the prior twelve months (such annual base salary, as it may be increased from time to time hereafter, being herein referred to as the "Annual Base Salary"). Notwithstanding the foregoing, on the Minimum Capital Benchmark Date, the Company shall pay to the Executive, at his option in cash or in options to purchase common shares of ELOG at an exercise price per share equal to $0.25, an amount equal to (i) the product of $417.00 times the number of days that elapsed between the Effective Date and the T-Speed Resignation Date, plus (ii) the product of $294.00 times the number of days that elapsed between the T-Speed Resignation Date and the Minimum Capital Benchmark Date.

                  (b) The Annual Base Salary shall be paid to Executive in periodic installments throughout the year in accordance with Company's normal and customary pay policy for executive officers of Company then in effect.

                  (c) In addition to the Annual Base Salary to be paid pursuant to subsection 3(a) of this Agreement, during the term of this Agreement or any renewal or extension, the Company shall pay to the Executive as incentive compensation annual bonuses in accordance with the incentive bonus plan(s) adopted from time to time by the Board or the Compensation Committee of the Board, as the case may be. Such plan, among other things, shall establish a maximum bonus equal to 100% of the Executive's Annual Base Salary, payable quarterly, based on performance criteria mutually agreeable to the Executive and the Board or the Compensation Committee, such as annual gross revenues, operating profitability and capital formation.

                  (d) In addition to the amounts set forth above, as a management bonus in connection with the capital being raised by the Company, the Company shall pay to the

         Executive an amount equal to two and one half percent (2.5%) of all gross proceeds received by the Company up to $400,000.00, and five percent (5%) of all gross proceeds received by the Company in excess of $400,000.00. The Company shall pay any and all such management bonuses to the Executive on the date(s) that the Company receives such gross proceeds.

                  (e) The amount of the Annual Base Salary and any other amounts payable pursuant to this Agreement are gross amounts due by Company to Executive hereunder, and Company shall have the right to deduct therefrom all taxes and other amounts which may be required to be deducted or withheld by law (including, but not limited to, federal income tax withholding and social security payments), whether such law is now in effect or becomes effective after the date of this Agreement.

                  (f) Company has adopted certain equity-based incentive compensation plans (collectively, the "Plan") providing for annual or other periodic awards to key employees of, among other things, options to purchase the Company's common stock. Upon the execution of this Agreement, the Company shall grant Executive an option or options to purchase shares of Common Stock under the Plan, at an exercise price per share of ($0.10), in an aggregate amount of not less than eight percent (8%) of the Company's "fully diluted" capital stock, including all outstanding or committed warrants and options, and capital stock or convertible securities to be issued in connection with the current private placement, as the same may be extended or increased, being placed by Bathgate Capital Partners, LLC, including the May 30, 2002 Private Placement (as hereinafter defined). To the extent possible, such options shall be "incentive stock options." Such options shall contain a "cashless" exercise provision, and shall vest upon the earlier of (i) a Change of Control of the Company (as hereinafter defined); or (ii) fifty percent (50%) on the Effective Date, and fifty percent (50%) shall vest on the first anniversary date of the Effective Date of the Agreement.

                  (g) In addition to the foregoing, in the event that Company grants stock options or similar incentives to its officers and employees from time to time hereafter, Executive shall be allowed to participate in any such future stock options or similar incentives on such terms as are approved by the Board of Directors of Company or the Compensation Committee and are offered to other executive officers of Company.

         4.       Executive Benefits and Business Expenses.

                  (a) During the term hereof, Executive shall be entitled to participate in such employee benefit plans and programs maintained by the Company for the benefit of its executive officers, and to participate in applicable new or amended programs, including, but not limited to, medical, dental, health, life, accident and disability insurance programs, savings for retirement plans, bonus, stock option plans, and any other incentive compensation plans.

                  (b) Executive shall be reimbursed for any necessary business expenses reasonably incurred by Executive in carrying out Executive's duties, functions and responsibilities hereunder, including, without limitation, taxi fares to and from the airport and parking and toll charges.

                  (c) Executive shall receive a cash allowance of $650 per month to cover all costs of local business travel.

         5.       Vacation and Sick Leave Time.

         Executive shall be entitled to annual sick leave time pursuant to the plan or policy currently in effect, or as hereafter may be amended, available for other executive officers of Company. Commencing on the Effective Date, the Executive shall be entitled to annual vacation time equal to no less than four
(4) weeks paid vacation every year throughout the term of this Agreement.

         6. Termination. In the event of (a) termination by the Company or any successor of the Executive's employment hereunder without Cause, or (b) Executive terminates his employment for Good Reason, then Executive shall be entitled to receive: (i) in twenty-four (24) equal monthly installments beginning on the date of such termination an amount (the "Termination Amount") equal to (x) the then Annual Base Salary, including amounts payable under
Section 4 (c) hereof, plus (y) 100% of the maximum bonus provided in Subsection 3(c); (ii) Executive's outstanding stock options and any stock subject to restricted stock purchase agreements shall accelerate and fully vest; and (iii) any and all deferred compensation, including, without limitation, accounts under any Company deferred compensation plans or arrangements shall accelerate and fully vest, including as to any amounts contributed by the Company for the year in which the termination occurs. Notwithstanding the foregoing, at the sole option of Executive, the Executive shall be entitled to receive the amounts set forth in Section 6 (b) (i) hereof in a lump sum payable on the date of termination.

         For the purpose of this Agreement, "Good Reason" is defined as (a) the reduction of the Executive's title, duties, authority or responsibilities, relative to the Executive's title, duties, authority or responsibilities as in effect immediately prior to such reduction; (b) a reduction by the Company in the Annual Base Salary or bonus target amount of the Executive as in effect immediately prior to such reduction; (c) any breach of this Agreement by the Company; (d) the termination of that certain Voting Trust or Proxy dated on or about of even date herewith, by and among certain shareholders of the Company and the Executive, as Trustee or holder of said Proxy, as the case may be, within six (6) months of the Effective Date; or (e) any act or set of facts or circumstances which would, under Texas case law or statute, constitute a constructive termination of the Executive.

         7. Change of Control. In the event of a Change of Control of the Company, at the option of the Executive, (a) the term of employment shall terminate, (b) Executive's outstanding stock options and any stock subject to restricted stock purchase agreements shall accelerate and fully vest, and (c) the Company shall pay Executive, in a lump sum, an amount equal to the Termination Amount; provided, however, that the Executive may not exercise his rights under this Section 7 in connection with, and only in connection with, the Change of Control of the Company that will occur as a result of the transaction set forth in that certain Elite Logistics, Inc. Proposed Summary of Terms for Private Placement dated May 30, 2002, delivered by Bathgate Capital Partners, LLC, as Placement Agent, to Elite Logistics, Inc., as Issuer (the "May 30, 2002 Private Placement").

         For this purpose, "Change of Control of the Company" is defined as:

                  (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (b) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or termination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (c) The consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least thirty-five percent (35%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (d) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

         8. Golden Parachute Gross-Up for Taxes. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision and as a result are subject to the excise tax imposed by Section 4999 of the Code or any successor provision, then the Executive shall receive (a) a lump-sum cash payment from the Company sufficient to pay such excise tax, and
(b) an additional lump-sum cash payment from the Company sufficient to pay the excise tax and all federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's tax liability arising from such taxes, and the amount required to be paid under this
Section 8, shall be made in writing by the

Accountants. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code or any successor provision. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

         9.       Breach by Company; Nonexclusive Remedy.

                  (a) In the event of a material breach of this Agreement by the Company which remains uncured after written notice thereof by Executive to the Company and the expiration of thirty (30) days opportunity to cure such breach, the Company shall be obligated to pay Executive as liquidated damages, and not as a penalty, in a lump sum or on an annuity basis, at Executive's sole option, an amount equal to the Termination Amount; provided, however, that the Company's obligation to pay the Termination Amount shall not be binding until the closing date of the May 30, 2002 Private Placement. It is acknowledged and agreed to by the parties hereto that because actual damages would be difficult to ascertain in the event that Company breaches this Agreement, the amount of liquidated damages provided for herein is reasonable and appropriate to remedy any such breach and to compensate Executive for any damages incurred by him hereunder.

                  (b) In the event that Company, or its successor or assigns, fails to perform or breaches this Agreement in any respect and Executive shall file any judicial action for enforcement of this Agreement and successfully recovers compensation or damages, Executive shall be entitled to recover an additional amount as interest at ten percent (10%) per annum on the amount owed from the date such amount was due and payable, together with all actual expenses and attorneys' fees reasonably incurred by Executive in obtaining legal advice regarding his rights under this Agreement and in prosecuting and disposing of such action.

                  (c) The provisions of this Section 9 shall not constitute the exclusive remedy of Executive for Company's breach of this Agreement.

         10.      Breach by Executive.

                  (a) In the event that Executive willfully and materially breaches this Agreement, Company may terminate this Agreement, at the option of Company, (i) effective thirty (30) days after Company gives written notice of such termination to Executive, or (ii) effective upon payment of thirty (30) days' pay in lieu of notice; provided, however, that the Company shall pay to Executive, on the date of such termination, all cash and non-cash compensation then accrued under this Agreement to the date of such termination.

                  (b) A material breach of this Agreement by Executive, in either case that is materially detrimental to Company as determined in good faith by the Board of Directors of the Company and supported by a formal resolution duly voted upon and adopted by the Board of Directors, shall be deemed to have occurred upon the happening of any of the following events (for "Cause"), and the continuation thereof for a period of thirty (30) days after notice of such breach from the Company is received by Executive, to-wit:

                           (i) Executive's wanton or willful misconduct in the
                  performance or discharge of any of Executive's duties, functions and responsibilities hereunder; or

                           (ii) Executive's conviction of any felony offense
                  during the term of this Agreement that adversely affects his ability to perform and discharge his duties under this Agreement; or

                           (iii) Executive's breach of any of Executive's
                  material obligations hereunder, including, without limitation, Executive's obligations under Sections 11 and 12 hereof.

         In the event Company elects to terminate Executive pursuant to this
Section 10, Company shall give written notice to Executive specifically stating each fact and reason, which is the basis for such termination. Following such termination, Company shall have no further obligation to Executive under this Agreement except for accrued and unpaid cash and non-cash compensation payments then due and owing to Executive.

         11.      Covenant not to Compete.

                  (a) Executive covenants and agrees that Executive will not during the term of this Agreement and for a period of two (2) years following the termination of this Agreement, directly or indirectly in the United States of America or Canada, as a principal, partner, agent, consultant or otherwise of any person, partnership, corporation or other entity, engage in or be financially interested in any business or group of affiliated or unaffiliated businesses (other than Company) that engages in a business which is competitive with any material line or business in which the Company is then currently engaged.

                  (b) Company and Executive hereby agree that in the event that either the length of, time or geographical area set forth herein is deemed too restrictive by any court of competent jurisdiction, the court may reduce such restriction to those which it deems reasonable under the circumstances. This Section 11 shall not prohibit Executive from investing in less than five percent (5%) of any class of equity security of a company that has a class of equity security registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

         12.      Confidentiality, Proprietary Information and Trade Secrets.

                  (a) During the term of this Agreement and for a period of two
         (2) years after the termination of this Agreement, Executive shall not disclose, communicate or divulge to any person, firm, association or company, other than the Company, any material referred to in Subsections 12(f), (g) and (h) hereof, or any proprietary information regarding the business methods, business, policies, procedures, techniques, research or development projects or results, trade secrets or other knowledge or processes of, or developed by, Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while employed by Company.

                  (b) During the term of this Agreement and for a period of two
         (2) years after the termination of this Agreement, Executive shall not, directly or indirectly, in any geographic area served by Company or its affiliates induce or attempt to influence any employee of Company to terminate his or her employment with Company or to hire any such employee of Company, without the Company's prior written consent.

                  (c) Executive acknowledges and agrees that the restrictions contained in Section 11 hereof and in Subsections 12(a) and (b) (the "Restrictions"), in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate business interests of Company, and that any violation thereof would result in irreparable harm to Company, and Executive therefore further acknowledges and agrees that, in the event Executive violates, or threatens to violate, any of such Restrictions, Company shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive or equitable relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies at law or in equity to which Company may be entitled.

                  (d) If any Restriction, or any part thereof, is determined in any judicial or administrative proceeding to be invalid or unenforceable, the remainder of the Restrictions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions.

                  (e) If Executive violates any of the Restrictions, the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

                  (f) It is recognized that Executive will have access to certain confidential information of Company and its affiliates, and that such information constitutes valuable, special and unique property of Company and its affiliates. Executive shall not at any time during the term of this Agreement and for a period of two years after the termination of this Agreement disclose any such confidential information to any party for any reason or purpose except as may be made in the normal cause of business of Company and for its benefit.

                  (g) All advertising, sales, and other materials or articles, including, without limitation, data processing reports, customer sales analyses, invoices, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole, exclusive and confidential property of Company. In the event that Company requests the return of such materials at any time during, upon or after the termination of Executive's employment, Executive shall immediately deliver the same, and any and all copies thereof, to Company.

                  (h) For purposes of this Agreement, Confidential Information shall include the Company's trade secrets and proprietary information, techniques, sketches, drawings, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents and formulae related to the current, future and proposed products and services of the Company, and/or the Company's parents, subsidiaries, customers and/or vendors, whether delivered in written (or other tangible) form or verbally, and includes, without limitation, information concerning research, design details and specifications, financial data, procurement requirements, customer lists, business forecasts and purchasing, sales, merchandising, development and marketing plans, but shall exclude (i) confidential information that was in the public domain at the time it was communicated to the Executive; (ii) confidential information that enters the public domain subsequent to the time it was communicated to Executive through no fault of the Executive; or (iii) confidential information that was in Executive's possession free of any obligation of confidence at the time it was communicated to Executive.

         13. Representations and Warranties of Executive. Except for restrictions heretofore disclosed in writing by Executive to Company, Executive represents and warrants to Company that (a) there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful the execution or performance of this Agreement or his employment hereunder; (b) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding to which he is a party or by which he may be bound; and (c) he is free and able to execute and perform this Agreement in all respects.

         14.       Successors.

                  (a) This Agreement shall inure to the benefit of and be binding upon Company and Executive. This Agreement and the benefits and obligations of Company hereunder may be assigned by Company to any person acquiring all or substantially all of the assets or all of the issued and outstanding equity securities of the Company; provided, however, that the Company shall remain jointly and severally liable to Executive with such assignee for the fulfillment of Company's obligations under this Agreement, or to any corporation with which Company may be merged or consolidated.

                  (b) This Agreement shall inure to the benefit of and be binding upon Executive and Executive's executors, administrators, trustees, heirs and legal representatives. Because Executive's duties, functions, responsibilities, and services hereunder are special, personal and unique in nature, Executive shall not transfer, sell or assign, by operation of law or otherwise, Executive's obligations under this Agreement.

         15. Waivers. Neither the failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege (collectively, "Right") under this Agreement shall operate as a waiver, abandonment or release thereof; nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

         16. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which provisions shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

         17. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all previous agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof. This Agreement shall not be modified, altered or amended except by a writing executed by both parties.

         18. Notices. Any notice or other communication provided for in this Agreement or contemplated hereby shall be sufficiently given if given in writing and delivered personally or by certified mail, return receipt requested, and addressed, in the case of the Company, to the Company at:

                  Elite Logistics Services, Inc.
                  1201 North Avenue H.
                  Freeport, Texas  77541

and in the case of Executive, to the address set forth in the introductory paragraph. Notice shall be effective when so delivered personally. Either party may designate a different address by giving notice of change of address in the manner provided above.

         19. Construction of Agreement. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.


                   [Balance of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of theday and year above first written,

                                        "Company"

                                        ELITE LOGISTICS, INC.,
                                          an Idaho corporation



                                        By:
                                            -----------------------------------

                                            Printed Name:
                                                         ----------------------

                                            Title:
                                                  -----------------------------



                                        ELITE LOGISTICS SERVICES, INC.,
                                          a Texas corporation



                                        By:
                                            -----------------------------------

                                            Printed Name:
                                                         ----------------------

                                            Title:
                                                  -----------------------------


                                        "Executive"



                                        ---------------------------------------
                                        Matthew Hutchins, Sr., an individual
                                        and resident of the State of Texas

                                   Schedule A
                                       to
                             Employment Agreement by
and among Elite Logistics, Inc., Elite Logistics Services, Inc., collectively as the Company,
                                       and
                       Matthew Hutchins, Sr., as Executive

       Description of Functions, Duties and Responsibilities of Executive


         Executive shall oversee and have the primary responsibility within the Company for all governance, corporate and operational matters of the Company, including, without limitation, the (i) development and management of Elite Logistics Service's strategic relationships, including its volume equipment and services agreements, wireless communications services, and Internet applications alliances; (ii) corporate affairs, including corporate finance, legal, financial reporting, and strategic planning; and (iii) corporate operations, including internal business operations and P&L management; and (iiii) investment fund raises, investor relations and SEC compliance.



Schedule A, Description of Functions, Duties and Responsibilities of Executive - Solo Page

                                   Schedule B
                                       to
                              Employment Agreement
                       by and among Elite Logistics, Inc.,
           Elite Logistics Services, Inc., collectively as the Company
                                       and
                         Matthew Hutchins, as Executive

                      Executive Officer Benefits of Company


1. Life insurance (at such time as the Company is funded to support the cost of Life insurance)

2.       Medical insurance

3.       Dental insurance

4.       401k Plan

5.       Annual Dues for the State Bar of Texas

6.       Annual Attorney Occupation Tax for the State of Texas

7.       Related trade publications and daily news sources



Schedule B, Executive Officer Benefits of Company - Solo Page